Exhibit 23.4

Kost Forer Gabbay & Kasierer Derech Menachem Begin 144A, Tel Aviv, 6492124 Tel- 03-6232525 Fax- 03-5622555 www.ey.com/il

Consent Letter

The Board of Directors
Airobotics LTD.:

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Ondas Holdings Inc. and to the incorporation by reference therein of our report dated September 22, 2022, with respect to the consolidated financial statements of Airobotics Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020.

/s/ Kost Forrer Gabbay and Kasierer

A member of Ernst & Young Global

Tel Aviv, Israel
February 2, 2024